Exhibit 99.1

For further information contact: Dennis Boyle, Senior Vice President and Chief Financial Officer (610) 644-9400
Release Date:           February 6, 2014
For Immediate Release

MALVERN BANCORP, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF FISCAL 2014

Paoli, Pennsylvania – Malvern Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the holding company for Malvern Federal Savings Bank (the “Bank”), today announced net income for the three months ended December 31, 2013 of $64,000 compared to net income of $671,000 for the three months ended December 31, 2012. On a per share basis, the Company is reporting net income of $0.01 per share for the quarter ended December 31, 2013, compared to net income of $0.11 per share for the quarter ended December 31, 2012.

The Company’s net interest income for the three months ended December 31, 2013 was $3.8 million, a decrease of $168,000 compared to $4.0 million for the three month ended December 31, 2012.  The Company's net interest rate spread of 2.63% and net interest margin of 2.76% for the three months ended December 31, 2013 increased when compared to a net interest rate spread of 2.23% and a net interest margin of 2.44% for the first quarter of fiscal 2013.

The Company’s interest and dividend income decreased for the three months ended December 31, 2013 by $785,000 or 13.2% over the comparable fiscal 2013 period to $5.2 million.  Interest income on loans decreased in the three months ended December 31, 2013 over the prior comparable period in fiscal 2013 by $1.0 million, or 18.2%.  The decrease in interest earned on loans in the first quarter of fiscal 2014 was due primarily to a $57.1 million, or 12.4%, decrease in the average balance of our outstanding loans as well as a 32 basis point decrease in the average yield earned on our loan portfolio in the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013.  Interest income on investment securities increased by $228,000, or 59.8%, in the first quarter of fiscal 2014 compared to the comparable prior fiscal year period.  The average yield on investment securities increased by 14 basis points to 1.92% for the three months ended December 31, 2013 from 1.78% for the three months ended December 31, 2012.

The Company’s interest expense for the three month period ended December 31, 2013 was $1.3 million, a decrease of $617,000 from the three month period ended December 31, 2012.  The reason for the decrease in interest expense in the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013 was a 23 basis point decrease in average rate paid on total deposits together with a decrease in the average balance of our total deposits of $62.3 million, or 12.1%, in the first quarter of fiscal 2014 compared to first quarter of fiscal 2013 due primarily to a $59.8 million decrease in the average balance of certificates of deposit. The average rate paid on total deposits decreased to 0.95% for fiscal 2014 from 1.18% for fiscal 2013.  Our expense on borrowings amounted to $263,000 in the first quarter of fiscal 2014 compared to $430,000 in the first quarter of fiscal 2013.  The average balance of our borrowings decreased by $9.2 million in the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013 and the average cost of borrowed funds decreased to 2.71% in the first quarter of fiscal 2014 compared to 3.58% in the first quarter of fiscal 2013.  The reduction in our total cost and average rate paid on borrowings in the first quarter of fiscal 2014 reflects, in large part, our determination to prepay $20.0 million of higher rate FHLB advances in the fourth quarter of fiscal 2013.

The provision for the loan losses was $80,000 for the quarter ended December 31, 2013 compared to $400,000 for the quarter ended December 31, 2012.  The $320,000 difference in the provision for loan losses for the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013, among other things, reflected the overall improvement in the trend of our levels of delinquent, impaired and non-performing loans during the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013.  At December 31, 2013, our total non-performing assets amounted to $5.4 million, a decrease of $483,000 compared to total non-performing assets at September 30, 2013. At December 31, 2013, the Company’s total non-performing assets and performing troubled debt restructurings totaled $7.0 million compared to $7.2 million at September 30, 2013, an improvement of 2.6%. Our net charge-offs for the quarter ended December 31, 2013 were $325,000, an $85,000, or 20.7%, improvement compared to $410,000 of net charge-offs during the quarter ended December 31, 2012. As of December 31, 2013, the balance of the allowance for loan losses was $4.8 million, or 1.18% of gross loans and 166.61% of non-accruing loans, compared to an allowance for loan losses of $5.1 million or 0.47% of gross loans and 267.75% of non-accruing loans at September 30, 2013.

At December 31, 2013, the Company’s total non-accruing loans amounted to $2.9 million, or 0.71% of total loans, compared to $1.9 million of non-accruing loans, or 0.47% of total loans at September 30, 2013 and $11.2 million, or 2.48% of total loans at December 31, 2012. The primary reason for the $1.0 million increase in non-accruing loans at December 31, 2013 compared to September 30, 2013 was due to three single-family residential mortgage loans with an aggregate outstanding balance of $645,000 becoming more than 90 days past due and being placed on non-accrual status at December 31, 2013.  In addition, during November 2013 we were required to repurchase two non-accrual construction and development loans which had been included in our October 2013 bulk loan sale.  The two non-accruing construction and development loans had an outstanding balance of $484,000 at December 31, 2013.

The Company’s other, or non-interest, income decreased by $779,000, or 61.1%, to $508,000 for the three months ended December 31, 2013 compared to $1.3 million for the three months ended December 31, 2012.  The decrease in other income during the first quarter of fiscal 2014 was due primarily to a decrease in earnings on bank-owned life insurance of $577,000 due to a tax free death benefit of approximately $596,000 received in the first quarter of 2012 and a $137,000 decrease in gain on sale of loans due to a decrease in the volume of loans sold.

The Company’s other, or non-interest, expenses decreased by $97,000, or 2.3%, to $4.2 million in the quarter ended December 31, 2013 compared to $4.3 million for the three months ended December 31, 2012. The slight decrease in other operating expenses in the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013 was due primarily to a $412,000 decrease in other real estate owned (“REO”) expense and a $26,000 decrease in federal deposit insurance premiums.  The decrease in other REO expense was due to the reduction of other real estate owned during the first quarter of fiscal 2014. These decreases were partially offset by a $219,000 increase in salaries and employee benefits and a $121,000 increase in professional fees in the first quarter of fiscal 2014 when compared to the same period in fiscal 2013.  The increase in salaries and employee benefits expense in the quarter ended December 31, 2013 primarily reflects an increase in the number of employees which primarily reflects our continuing efforts to strengthen our loan underwriting and credit administration policies and procedures. For the first quarter of fiscal 2014, the Company had an income tax expense of $3,000 compared to income tax benefit of 54,000 for the first quarter of fiscal 2013.  The income tax expense for the quarter ended December 31, 2013 primarily reflects the $550,000 difference in income/loss before taxes during the quarter ended December 31, 2013 compared to the quarter ended December 31, 2012.  Our effective Federal tax rate was 4.4% and (8.8%) for the three months ended December 31, 2013 and 2012, respectively.   The reason for the 4.4% effective tax rate is primarily due to state taxes. The Company did not take a federal expense for the current quarter which is being evaluated on a quarterly basis until there are several consecutive quarters of positive income.

The Company’s total assets decreased $7.5 million or 1.2% to $594.0 million at December 31, 2013 compared to $601.6 million at September 30, 2013. The decrease was due primarily to a $10.4 million decrease in loans held for sale, a decrease of $1.0 million in cash and cash equivalents and $1.5 million reduction in other real estate owned.  These decreases were partially offset by a $5.4 million increase in net loans receivable.  The decrease in loans held for sale was due to the completion of our bulk sale of $10.4 million of loans in October 2013.  The loans sold were designated as held for sale at September 30, 2013 and were comprised of non-accruing loans, performing troubled debt restructurings (“TDRs”) and classified and other loans which had an aggregate book balance of $20.4 million prior to an aggregate of $10.2 million in charge-offs taken in the quarter ended September 30, 2013.

The Company’s total liabilities at December 31, 2013, were $519.4 million compared to $526.1 million at September 30, 2013. The $6.7 million, or 1.3% decrease in total liabilities was due primarily to a $13.6 million decrease in total deposits. Our total deposits were $471.0 million at December 31, 2013 compared to $484.6 million at September 30, 2013. The decrease was partially offset by a $5.0 million increase in FHLB advances and a $1.8 million increase in advances for borrowers for taxes and insurance. The increase in FHLB advances was due to a $5.0 million purchase in relatively lower costing advances during the first quarter of fiscal 2014.

Our shareholders’ equity decreased by $793,000 to $74.6 million at December 31, 2013 compared to $75.4 million at September 30, 2013.  The decrease was due primarily to a $903,000 decrease in accumulated other comprehensive income. Net income of $64,000 during the first quarter of fiscal 2014 increased retained earnings to $19.9 million at December 31, 2013.   Our ratio of equity to assets was 12.56% at December 31, 2013.

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC.

SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At December 31, 2013	At September 30, 2013
	(In thousands)
Selected Financial Condition Data:
Total assets	$594,041	$601,554
Loans receivable, net	407,306	401,857
Loans held for sale	-	10,367
Securities available for sale	123,826	124,667
FHLB borrowings	43,000	38,000
Deposits	471,001	484,596
Shareholders’ equity	74,613	75,406
Total liabilities	519,428	526,148
Allowance for loan losses	4,845	5,090
Non-accrual loans	2,908	1,901
Non-performing assets	5,380	5,863
Performing troubled debt restructurings	1,646	1,346
Non-performing assets and performing troubled debt restructurings	7,026	7,209

	Three Months Ended December 31,
	2013	2012
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$5,165	$5,950
Total interest expense	1,330	1,947
Net interest income	3,835	4,003
Provision for loan losses	80	400
Net interest income after provision for loan losses	3,755	3,603
Total other income	508	1,307
Total other expense	4,196	4,293
Income tax expense (benefit)	3	(54)
Net income	$64	$671
Net earnings per share	$0.01	$0.11
Dividends declared per share	$-	$-

	At or For The Three Months Ended December 31,
	2013	2012
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	3.72%	3.62%
Average rate on interest-bearing liabilities	1.09	1.39
Net interest rate spread(2)	2.63	2.23
Net interest margin(3)	2.76	2.44
Total non-interest expense to average assets	2.82	2.48
Efficiency ratio(4)	96.62	81.46
Return on average assets	0.04	0.39
Return on average equity	0.34	3.10

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	0.71%	2.48%
Non-performing assets as a percent of total assets	0.91	2.18
Non-performing assets and performing troubled debt restructurings as a percent of total assets	1.18	3.16
Allowance for loan losses as a percent of non-accrual loans	166.61	67.68

Capital Ratios(5):
Total risk-based capital to risk weighted assets	19.43%	21.20%
Tier 1 risk based capital to risk weighted assets	18.18	19.94
Tangible capital to tangible assets	11.06	11.96
Tier 1 leverage (core) capital to adjustable tangible assets	11.06	11.96
Shareholders’ equity to total assets	12.56	12.54
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(1) Ratios have been annualized where appropriate.
(2) Net interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days at the dates indicated.

	December 31, 2013	December 31, 2012	September 30, 2013
	(In thousands)
31-89 Days Delinquent:
Residential mortgage	$2,124	$1,260	$1,021
Construction and Development:
Residential and commercial	-	8,433	-
Commercial:
Commercial real estate	-	-	155
Consumer:
Home equity lines of credit	26	300	-
Second mortgages	1,255	985	1,262
Other	-	6	5
Total	$3,405	$10,984	$2,443

The following table sets forth non-performing assets and performing troubled debt restructurings which are neither non-accruing nor more than 90 days past due and still accruing in our portfolio at the dates indicated.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  There were no loans past due 90 days or more and still accruing interest for the periods shown.  Troubled debt restructurings are loans which are modified in a manner constituting a concession to the borrower, such as forgiving a portion of interest or principal making loans at a rate materially less than that of market rates, when the borrower is experiencing financial difficulty.

	December 31, 2013	December 31, 2012	September 30, 2013
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$1,821	$4,021	$1,295
Construction and development:
Residential and commercial(1)	484	2,707	-
Commercial:
Commercial real estate(2)	-	3,108	-
Other	-	201	-
Consumer:
Home equity lines of credit	20	22	34
Second mortgages	583	1,128	572
Total non-accruing loans	2,908	11,187	1,901
Other real estate owned and other foreclosed assets:
Residential mortgage	542	841	725
Construction and development:
Residential and commercial	-	-	675
Commercial:
Commercial real estate	1,756	2,126	1,929
Multi-family	-	405	81
Other	174	-	174
Consumer:
Second mortgages	-	416	378
Total REO	2,472	3,788	3,962
Total non-performing assets	5,380	14,975	5,863

Performing troubled debt restructurings:
Residential mortgage	-	857	-
Construction and development:
Residential and commercial	509	-	209
Land	237	1,145	237
Commercial:
Commercial real estate	-	4,591	-
Other	900	175	900
Total TDRs	1,646	6,768	1,346
Total non-performing assets and performing troubled debt restructurings	$7,026	$21,743	$7,209
Ratios:
Total non-accrual loans as a percent of gross loans	0.71%	2.48%	0.47%
Total non-performing assets as a percent of total assets	0.91%	2.18%	0.97%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	1.18%	3.16%	1.20%

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(1) Includes two loans classified as TDRs in the aggregate amount of $484,000 at December 31, 2013 and $1.3 million at December 31, 2012.
(2) At December 31, 2012, includes one loan classified as TDR in the amount of $1.4 million.